EXHIBIT 99.1

WTW Reports Fourth Quarter and Full Year 2021 Earnings(1)

  Total revenue2 increased 1% to $2.71 billion for the quarter and 4% to $9.00 billion for the year
  Organic revenue growth of 4% for the quarter and 6% for the year
  Income from Operations was $690 million or 25.5% of revenue for the quarter, and $2.2 billion or 24.5% of revenue for the year
  Adjusted Operating Income was $871 million or 32.2% of revenue for the quarter, up 180 basis points over prior year
  Adjusted Operating Income was $1.8 billion or 19.9% of revenue for the year, up 190 basis points over prior year
  Diluted Earnings per Share, including discontinued operations, were $19.19 for the quarter and $32.78 for the year, up 424% and 328%, respectively, from prior year
  Adjusted Diluted Earnings per Share were $5.67 for the quarter, up 9% over prior year
  Adjusted Diluted Earnings per Share were $11.60 for the year, up 19% over prior year

ARLINGTON, Va. and LONDON, Feb. 08, 2022 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“The fourth quarter marked the end of a solid fiscal year at WTW. For the year, we delivered revenue growth and meaningful margin expansion. While the results are in line with our expectations, they do not fully reflect the near and long-term potential of the Company,” said Carl Hess, WTW’s chief executive officer. “Looking ahead to 2022, we remain committed to doing the work that’s needed to strengthen performance. Our hiring levels have increased and we expect that the impacts of previous colleague departures will subside helping us to deliver long-term organic growth and margin expansion in line with our Investor Day expectations. Our new global leadership team has been working diligently on our new path forward as we look to execute on our strategic priorities. We are squarely focused on delivering on our targets and I am confident that the actions we are taking will create value for our clients, colleagues and shareholders.”

Company Highlights

On August 13, 2021, the Company entered into a definitive agreement to sell Willis Re for total upfront cash consideration of $3.25 billion plus an earnout payable in 2025 of up to $750 million in cash, subject to certain adjustments. The deal was completed in principal jurisdictions on December 1, 2021 and the Company received the upfront cash consideration. In connection with the transaction, the operating results of Willis Re were reclassified to Discontinued Operations.

Revenue was $2.71 billion for the fourth quarter of 2021, an increase of 1% (2% increase constant currency and 4% increase organic) as compared to $2.67 billion for the same period in the prior year.

For the year ended December 31, 2021, revenue was $9.00 billion, an increase of 4% (2% increase constant currency and 6% increase organic) as compared to $8.62 billion for the same period in the prior year.

Income from operations for the fourth quarter of 2021 was $690 million, or 25.5% of revenue, an increase from $579 million or 21.7% of revenue in the fourth quarter of the prior year. Adjusted operating income was $871 million, or 32.2% of revenue, an increase of 180 basis points compared to the fourth quarter of the prior year. Net income attributable to WTW, which includes discontinued operations was $2.4 billion for the fourth quarter of 2021, an increase of 405% from $476 million for the prior-year fourth quarter. For the quarter, diluted earnings per share, which includes discontinued operations, were $19.19 and adjusted diluted earnings per share were $5.67. The U.S. GAAP tax rate for the quarter was 20.8%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 21.1%.

_______________
1 All performance metrics are presented on a continuing operations basis except where stated otherwise.
2 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

For the year ended December 31, 2021, income from operations was $2.2 billion, or 24.5% of revenue, an increase from $859 million or 10.0% of revenue compared to the prior year. Adjusted operating income was $1.8 billion, or 19.9% of revenue, an increase of 190 basis points compared to the prior year. Net income attributable to WTW, which includes discontinued operations was $4.2 billion for the year ended December 31, 2021, an increase of 324% from $996 million for the same period in the prior year. For the year ended December 31, 2021, diluted earnings per share, which includes discontinued operations, were $32.78 and adjusted diluted earnings per share were $11.60. For the year ended December 31, 2021, the U.S. GAAP tax rate was 19.9%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 20.7%.

Net income, which includes discontinued operations, was $2.4 billion or 89.0% of revenue for the fourth quarter of 2021, an increase from net income of $483 million, or 18.1% of revenue for the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter of 2021 was $1.0 billion, or 37.9% of revenue, an increase from Adjusted EBITDA of $959 million, or 35.9% of revenue.

Net income, which includes discontinued operations, was $4.2 billion or 47.1% of revenue for the year ended December 31, 2021, an increase from net income of $1.0 billion or 11.8% of revenue for the same period in the prior year. Adjusted EBITDA for the year ended December 31, 2021 was $2.4 billion, or 26.6% of revenue, an increase from Adjusted EBITDA of $2.1 billion, or 24.9% of revenue.

Cash flows from operating activities, which includes discontinued operations, for the year ended December 31, 2021 were $2.06 billion, up 16% compared to $1.77 billion for the prior year. Free cash flow, which includes discontinued operations, for the year ended December 31, 2021 was $1.91 billion, up 23% compared to $1.55 billion for the prior year. The increase in year-over-year free cash flow was primarily due to the termination income receipt, net of increased cash transaction and integration fees of $948 million. This was partially offset by $383 million in tax payments primarily related to the disposal of Willis Re, net legal settlement payments of approximately $185 million for the previously-announced Stanford and Willis Towers Watson merger settlements and higher incentive compensation of approximately $250 million. Absent these items, free cash flow would have been $1.78 billion, up 15% versus the prior year. The Company repurchased approximately $627 million of WTW stock during the fourth quarter of 2021. For the full year, the Company repurchased approximately $1.6 billion of WTW stock.

Fourth Quarter 2021 Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $884 million, an increase of 2% (3% increase constant currency and 3% increase organic) from $865 million in the prior-year fourth quarter. On an organic basis, Technology and Administration Solutions led the segment’s revenue growth due to new project and client activity in Great Britain and Western Europe. Health and Benefits also contributed strong growth, primarily due to increased consulting assignments in North America and revenue recorded in connection with a book-of-business settlement. Talent and Rewards revenue growth was driven by strong market demand for reward-based advisory services and compensation benchmarking products. Though market demand for Talent and Reward services remained high, capacity constraints limited our ability to fully maximize topline growth. Retirement revenue declined nominally with growth in Great Britain driven by funding advice and Guaranteed Minimum Pension equalization work being offset by a decline in revenue in North America, resulting from decreased bulk lump sum projects and less regulatory implementation work in Canada. The HCB segment had an operating margin of 31.2%, as compared to 31.3% for the prior-year fourth quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $882 million, a decrease of 1% (1% increase constant currency and 1% increase organic) from $888 million in the prior-year fourth quarter. On an organic basis, North America led the segment primarily due revenue recorded in connection with book-of-business sales as a result of prior colleague departures. Revenue in International increased from new business in M&A and Construction alongside strong renewals. Revenue in Western Europe and Great Britain was down due to challenges related to senior staff departures and lost business, respectively. The CRB segment had an operating margin of 31.2%, as compared to 32.3% for the prior-year fourth quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $199 million, a decrease of 2% (2% decrease constant currency and 32% increase organic) from $205 million in the prior-year fourth quarter. Organic revenue growth in IRR was primarily aided by revenue recorded in connection with a book-of-business settlement. Investment revenue grew, driven by its expanded client base. Advisory-related fees led the revenue growth in the Insurance Consulting and Technology business alongside software sales. IRR revenue excludes the Reinsurance line of business which has been reported as discontinued operations. The IRR segment had an operating margin of 25.3%, as compared to 12.5% for the prior-year fourth quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $729 million, an increase of 5% (5% increase constant currency and 5% increase organic) from $693 million in the prior-year fourth quarter. BDA’s organic revenue increase was led by Individual Marketplace, due to a favorable shift in revenue timing alongside continued growth in the direct-to-consumer business. TRANZACT generated revenue of $286 million in the fourth quarter. Benefits Outsourcing revenue also increased, driven by project work stemming from temporary federal policy changes affecting group healthcare plans. The BDA segment had an operating margin of 49.2%, as compared to 50.7% for the prior-year fourth quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter. It will be held on Tuesday, February 8, 2022, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.wtwco.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 9092966.

About WTW

WTW (NASDAQ: WTW) is a leading global advisory, broking and solutions company that provides data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our more than 44,000 colleagues serving more than 140 countries and markets, we help sharpen strategies, enhance organizational resilience, motivate workforces and maximize performance, we design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success – and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Income from discontinued operations, net of tax – Adjustment to remove the after-tax income from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and integration, net – Management believes it is appropriate to adjust for restructuring costs and transaction and integration, net when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded. Transaction and integration, net in 2021 includes the income receipt related to the termination of the proposed Aon transaction.
  Gains and losses on disposals of operations – Adjustment to remove the gain or loss resulting from disposed operations that have not been classified as discontinued operations.
  Pension settlement and curtailment gains and losses – Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Abandonment of long-lived asset – Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.
  Provisions for significant litigation – We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance and other recovery receivables.
  Tax effect of statutory rate changes – Relates to the incremental tax expense or benefit from significant statutory income tax rate changes enacted in material jurisdictions in which we operate.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and integration, net and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

WTW Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, the impact of the COVID-19 pandemic on our business, impact of the termination of the business combination with Aon plc and the divestitures contemplated in connection therewith, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of Willis Re to Arthur J. Gallagher ("Gallagher"), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational, leadership and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-saving initiatives including the multiyear operational transformation program and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of WTW’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; the risks related to changes in general economic, business and political conditions, including changes in the financial markets and inflation; the risks relating to the adverse impact of the ongoing COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, new or emerging variants and further social-distancing orders in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; the risks relating to the sale of Willis Re to Gallagher, including incremental business, operational and regulatory risks created by transitional arrangements and pending transactions; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality, differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to comply with complex and evolving regulations related to data privacy and cyber security; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the anticipated replacement of the London Interbank Offered Rate (‘LIBOR’); our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress; the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws, development of case law, other regulations and any policy changes and legislative actions; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; risks relating to or arising from environmental, social and governance (ESG) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2021	2020	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$884	$865	2%	(1)%	3%	0%	3%
Corporate Risk & Broking	882	888	(1)%	(2)%	1%	0%	1%
Investment, Risk & Reinsurance	199	205	(2)%	0%	(2)%	(34)%	32%
Benefits Delivery & Administration	729	693	5%	0%	5%	0%	5%
Segment Revenue	2,694	2,651	2%	(1)%	2%	(2)%	5%
Reimbursable expenses and other	12	18
Revenue	$2,706	$2,669	1%	(1)%	2%	(2)%	4%

				Components of Revenue Change(i)
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2021	2020	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$3,447	$3,278	5%	2%	3%	0%	3%
Corporate Risk & Broking	3,177	2,977	7%	2%	5%	0%	5%
Investment, Risk & Reinsurance	814	921	(12)%	3%	(15)%	(31)%	16%
Benefits Delivery & Administration	1,500	1,359	10%	0%	10%	1%	10%
Segment Revenue	8,938	8,535	5%	2%	3%	(3)%	6%
Reimbursable expenses and other	60	80
Revenue	$8,998	$8,615	4%	2%	2%	(3)%	6%

(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2021	2020

Human Capital & Benefits	$276	$271
Corporate Risk & Broking	275	287
Investment, Risk & Reinsurance	51	26
Benefits Delivery & Administration	358	351
Segment Operating Income	$960	$935

	Years Ended December 31,
	2021	2020

Human Capital & Benefits	$930	$853
Corporate Risk & Broking	732	630
Investment, Risk & Reinsurance	159	134
Benefits Delivery & Administration	336	320
Segment Operating Income	$2,157	$1,937

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2021	2020
Human Capital & Benefits	31.2%	31.3%
Corporate Risk & Broking	31.2%	32.3%
Investment, Risk & Reinsurance	25.3%	12.5%
Benefits Delivery & Administration	49.2%	50.7%

	Years Ended December 31,
	2021	2020
Human Capital & Benefits	27.0%	26.0%
Corporate Risk & Broking	23.0%	21.2%
Investment, Risk & Reinsurance	19.5%	14.5%
Benefits Delivery & Administration	22.4%	23.5%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2021	2020

Segment Operating Income	$960	$935
Amortization	(84)	(114)
Restructuring costs(i)	(26)	(24)
Transaction and integration expenses, net(ii)	(71)	(45)
Provision for significant litigation	—	(50)
Unallocated, net(iii)	(89)	(123)
Income from Operations	690	579
Interest expense	(50)	(60)
Other income, net	84	75
Income from continuing operations before income taxes	$724	$594

	Years Ended December 31,
	2021	2020

Segment Operating Income	$2,157	$1,937
Amortization	(369)	(461)
Restructuring costs(i)	(26)	(24)
Transaction and integration expenses, net(ii)	806	(110)
Provision for significant litigation	—	(65)
Unallocated, net(iii)	(366)	(418)
Income from Operations	2,202	859
Interest expense	(211)	(244)
Other income, net	701	396
Income from continuing operations before income taxes	$2,692	$1,011

(i) In 2021, restructuring costs related to the real estate rationalization component of the restructuring program commenced by the Company during the fourth quarter of 2021. In 2020, restructuring costs related to minor restructuring activities carried out by various business lines throughout the Company.
(ii) Includes mainly transaction costs related to the proposed Aon combination prior to its termination. For the year ended December 31, 2001, includes the $1 billion income receipt related to the termination of the proposed Aon transaction.
(iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2021	2020

Net Income attributable to WTW	$2,402	$476
Adjusted for certain items:
Income from discontinued operations, net of tax	(1,833)	(5)
Amortization	84	114
Restructuring costs	26	24
Transaction and integration, net	71	45
Provision for significant litigation	—	50
Loss on disposal of operations	1	2
Tax effect on certain items listed above(i)	(41)	(53)
Tax effect of the CARES Act	—	23
Adjusted Net Income	$710	$676

Weighted-average shares of common stock, diluted	125	130

Diluted Earnings Per Share	$19.19	$3.66
Adjusted for certain items:(ii)
Income from discontinued operations, net of tax	(14.64)	(0.04)
Amortization	0.67	0.88
Restructuring costs	0.21	0.18
Transaction and integration, net	0.57	0.35
Provision for significant litigation	—	0.38
Loss on disposal of operations	0.01	0.02
Tax effect on certain items listed above(i)	(0.33)	(0.41)
Tax effect of the CARES Act	—	0.18
Adjusted Diluted Earnings Per Share	$5.67	$5.19

	Years Ended December 31,
	2021	2020

Net Income attributable to WTW	$4,222	$996
Adjusted for certain items:
Income from discontinued operations, net of tax	(2,080)	(258)
Abandonment of long-lived asset	—	35
Amortization	369	461
Restructuring costs	26	24
Transaction and integration, net	(806)	110
Provision for significant litigation	—	65
Gain on disposal of operations	(379)	(81)
Tax effect on certain items listed above(i)	103	(149)
Tax effect of statutory rate change	40	—
Tax effect of the CARES Act	—	61
Adjusted Net Income	$1,495	$1,264

Weighted-average shares of common stock, diluted	129	130

Diluted Earnings Per Share	$32.78	$7.65
Adjusted for certain items:(ii)
Income from discontinued operations, net of tax	(16.15)	(1.98)
Abandonment of long-lived asset	—	0.27
Amortization	2.86	3.54
Restructuring costs	0.20	0.18
Transaction and integration, net	(6.26)	0.84
Provision for significant litigation	—	0.50
Gain on disposal of operations	(2.94)	(0.62)
Tax effect on certain items listed above(i)	0.79	(1.14)
Tax effect of statutory rate change	0.31	—
Tax effect of the CARES Act	—	0.47
Adjusted Diluted Earnings Per Share	$11.60	$9.71

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2021		2020

Net Income	$2,407	89.0%	$483	18.1%
Income from discontinued operations, net of tax	(1,833)		(5)
Provision for income taxes	150		116
Interest expense	50		60
Depreciation	69		70
Amortization	84		114
Restructuring costs	26		24
Transaction and integration, net	71		45
Provision for significant litigation	—		50
Loss on disposal of operations	1		2
Adjusted EBITDA and Adjusted EBITDA Margin	$1,025	37.9%	$959	35.9%

	Years Ended December 31,
	2021		2020

Net Income	$4,236	47.1%	$1,020	11.8%
Income from discontinued operations, net of tax	(2,080)		(258)
Provision for income taxes	536		249
Interest expense	211		244
Depreciation(i)	281		307
Amortization	369		461
Restructuring costs	26		24
Transaction and integration, net	(806)		110
Provision for significant litigation	—		65
Gain on disposal of operations	(379)		(81)
Adjusted EBITDA and Adjusted EBITDA Margin	$2,394	26.6%	$2,141	24.9%

(i) Includes abandonment of long-lived asset of $35 million for the year ended December 31, 2020.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2021		2020

Income from operations	$690	25.5%	$579	21.7%
Adjusted for certain items:
Amortization	84		114
Restructuring costs	26		24
Transaction and integration, net	71		45
Provision for significant litigation	—		50
Adjusted operating income	$871	32.2%	$812	30.4%

	Years Ended December 31,
	2021		2020

Income from operations	$2,202	24.5%	$859	10.0%
Adjusted for certain items:
Abandonment of long-lived asset	—		35
Amortization	369		461
Restructuring costs	26		24
Transaction and integration, net	(806)		110
Provision for significant litigation	—		65
Adjusted operating income	$1,791	19.9%	$1,554	18.0%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2021	2020
Income from continuing operations before income taxes	$724	$594

Adjusted for certain items:
Amortization	84	114
Restructuring costs	26	24
Transaction and integration, net	71	45
Provision for significant litigation	—	50
Loss on disposal of operations	1	2
Adjusted income before taxes	$906	$829

Provision for income taxes	$150	$116
Tax effect on certain items listed above(i)	41	53
Tax effect of the CARES Act	—	(23)
Adjusted income taxes	$191	$146

U.S. GAAP tax rate	20.8%	19.6%
Adjusted income tax rate	21.1%	17.7%

	Years Ended December 31,
	2021	2020
Income from continuing operations before income taxes	$2,692	$1,011

Adjusted for certain items:
Abandonment of long-lived asset	—	35
Amortization	369	461
Restructuring costs	26	24
Transaction and integration, net	(806)	110
Provision for significant litigation	—	65
Gain on disposal of operations	(379)	(81)
Adjusted income before taxes	$1,902	$1,625

Provision for income taxes	$536	$249
Tax effect on certain items listed above(i)	(103)	149
Tax effect of statutory rate change	(40)	—
Tax effect of the CARES Act	—	(61)
Adjusted income taxes	$393	$337

U.S. GAAP tax rate	19.9%	24.7%
Adjusted income tax rate	20.7%	20.8%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2021	2020
Cash flows from operating activities	$2,061	$1,774
Less: Additions to fixed assets and software for internal use	(148)	(223)
Free Cash Flow	$1,913	$1,551

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue	$2,706	$2,669	$8,998	$8,615

Costs of providing services
Salaries and benefits	1,262	1,350	5,253	5,157
Other operating expenses	504	487	1,673	1,697
Depreciation	69	70	281	307
Amortization	84	114	369	461
Restructuring costs	26	24	26	24
Transaction and integration, net	71	45	(806)	110
Total costs of providing services	2,016	2,090	6,796	7,756

Income from operations	690	579	2,202	859

Interest expense	(50)	(60)	(211)	(244)
Other income, net	84	75	701	396

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	724	594	2,692	1,011

Provision for income taxes	(150)	(116)	(536)	(249)

INCOME FROM CONTINUING OPERATIONS	574	478	2,156	762

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	1,833	5	2,080	258

NET INCOME	2,407	483	4,236	1,020

Income attributable to non-controlling interests	(5)	(7)	(14)	(24)

NET INCOME ATTRIBUTABLE TO WTW	$2,402	$476	$4,222	$996

EARNINGS PER SHARE
Basic earnings per share:
Income from continuing operations per share	$4.56	$3.63	$16.68	$5.69
Income from discontinued operations per share	14.68	0.04	16.20	1.99
Basic earnings per share	$19.23	$3.67	$32.88	$7.68
Diluted earnings per share:
Income from continuing operations per share	$4.54	$3.62	$16.63	$5.67
Income from discontinued operations per share	14.64	0.04	16.15	1.98
Diluted earnings per share	$19.19	$3.66	$32.78	$7.65

Weighted-average shares of common stock, basic	125	130	128	130
Weighted-average shares of common stock, diluted	125	130	129	130

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$4,686	$2,039
Fiduciary assets	11,014	12,003
Accounts receivable, net	2,370	2,408
Prepaid and other current assets	412	479
Current assets held for sale	6	3,372
Total current assets	18,488	20,301
Fixed assets, net	851	1,013
Goodwill	10,183	10,392
Other intangible assets, net	2,555	2,989
Right-of-use assets	720	901
Pension benefits assets	971	971
Other non-current assets	1,202	1,080
Non-current assets held for sale	—	884
Total non-current assets	16,482	18,230
TOTAL ASSETS	$34,970	$38,531
LIABILITIES AND EQUITY
Fiduciary liabilities	$11,014	$12,003
Deferred revenue and accrued expenses	1,926	2,098
Current debt	613	971
Current lease liabilities	150	152
Other current liabilities	1,015	798
Current liabilities held for sale	6	3,310
Total current liabilities	14,724	19,332
Long-term debt	3,974	4,664
Liability for pension benefits	757	1,403
Deferred tax liabilities	845	561
Provision for liabilities	375	406
Long-term lease liabilities	734	917
Other non-current liabilities	253	290
Non-current liabilities held for sale	—	26
Total non-current liabilities	6,938	8,267
TOTAL LIABILITIES	21,662	27,599
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,804	10,748
Retained earnings	4,645	2,434
Accumulated other comprehensive loss, net of tax	(2,186)	(2,359)
Treasury shares, at cost, 17,519 shares in 2021 and 2020	(3)	(3)
Total WTW shareholders' equity	13,260	10,820
Non-controlling interests	48	112
Total Equity	13,308	10,932
TOTAL LIABILITIES AND EQUITY	$34,970	$38,531

_____
(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 122,055,815 (2021) and 128,964,579 (2020); Outstanding 122,055,815 (2021) and 128,964,579 (2020); (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2021 and 2020.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$4,236	$1,020
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	281	308
Amortization	369	462
Non-cash lease expense	160	146
Net periodic benefit of defined benefit pension plans	(168)	(196)
Provision for doubtful receivables from clients	19	29
Provision for deferred income taxes	226	99
Share-based compensation	101	90
Net gain on disposal of operations	(2,679)	(81)
Non-cash foreign exchange gain	(10)	(6)
Other, net	(25)	(41)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(134)	72
Other assets	(122)	(205)
Other liabilities	(175)	215
Provisions	(18)	(138)
Net cash from operating activities	2,061	1,774

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(148)	(223)
Capitalized software costs	(53)	(63)
Acquisitions of operations, net of cash acquired	(47)	(69)
Proceeds from sale of operations	4,048	237
Cash and fiduciary funds transferred in sale of operations	(1,030)	(25)
Other, net	—	(17)
Net cash from/(used in) investing activities	2,770	(160)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Senior notes issued	—	282
Debt issuance costs	(4)	(2)
Repayments of debt	(1,008)	(327)
Repurchase of shares	(1,627)	—
Proceeds from issuance of shares	10	16
Net (payments)/proceeds from fiduciary funds held for clients	(40)	812
Payments of deferred and contingent consideration related to acquisitions	(19)	(12)
Cash paid for employee taxes on withholding shares	(16)	(14)
Dividends paid	(374)	(346)
Acquisitions of and dividends paid to non-controlling interests	(36)	(28)
Other, net	—	(3)
Net cash (used in)/from financing activities	(3,114)	378

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH (i)	1,717	1,992
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(127)	126
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	6,301	4,183
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$7,891	$6,301

_____
(i) The amounts of the cash, cash equivalents and restricted cash, and their respective classification on the balance sheet, have been included in the supplemental disclosures of cash flow information.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	As of and for the Years Ended December 31,
	2021	2020
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$4,686	$2,039
Fiduciary funds (included in fiduciary assets)	3,203	4,205
Cash and cash equivalents and fiduciary funds (included in current assets held for sale)	2	50
Other restricted cash (included in prepaids and other current assets)	—	7
Total cash, cash equivalents and restricted cash	$7,891	$6,301

Increase in cash, cash equivalents and other restricted cash	$2,625	$1,180
(Decrease)/increase in fiduciary funds	(908)	812
Total	$1,717	$1,992

Revision of previously issued financial statements - During the year ended December 31, 2021, to reflect the guidance on restricted cash presentation in FASB ASC 230, Statement of Cash Flows, the Company included fiduciary funds in the total cash, cash equivalent and restricted cash amounts held at each balance sheet date. As a result, the cash, cash equivalents and restricted cash balance total of $2.1 billion at December 31, 2020 has been revised to $6.3 billion. An additional line item, net (payments)/proceeds from fiduciary funds held for clients, has been included within cash flows from financing activities to represent the change in fiduciary fund balances during the periods. Additionally, the effect of exchange rate changes on cash, cash equivalents and restricted cash has been updated to include the effect of exchange rate changes on the fiduciary fund balances. Prior to this correction, the changes in fiduciary funds were presented in fiduciary assets and liabilities on a gross basis in the cash flows from operating activities, where the amounts fully offset each period. There was no impact to the cash flows from operating activities or free cash flow for this revision.